Exhibit 10.2

FIRST CAPITAL BANK

EXECUTIVE ENDORSEMENT SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is entered into this 12th day of May, 2011, by First Capital Bank, a Virginia commercial bank located in Glen Allen, Virginia (the “Bank”) and Robert G. Watts, Jr. (the “Insured”).

RECITALS

The Insured is an executive and a key employee of the Bank. To encourage the Insured to remain an employee of the Bank, the Bank is willing to divide the death proceeds of one or more life insurance policies (collectively referred to hereinafter as the “policy”) on the Insured’s life.

The cash value of the policy and the Bank’s share of the death benefit proceeds will be used by the Bank to offset the costs of benefits the Bank provides its employees including the Insured.

The Insured’s share of the death benefit proceeds shall be payable solely from the policy. The Insured shall have no claim against the Bank for any death proceeds.

By executing this Agreement, the Insured consents to the Bank acquiring, owning, and holding the policy on his or her life for the purposes described herein. Subject to the specific terms and conditions of this Agreement, the details of the policy are described as follows:

Owner:	First Capital Bank
Insured:	Robert G. Watts, Jr.

Insurer:	Northwestern Mutual Life Insurance Company

Policy Number:

Face Amount:           $4,131,300.00

Endorsed Life Insurance Benefit:	See Paragraph VI
Beneficiary of Endorsed Benefit:	As set forth on the Beneficiary Designation Form
Attached hereto

NOW, THEREFORE, in consideration of the foregoing the parties agree as follows:

I.	DEFINITIONS

Refer to policy contract for the definition of all insurance terms in this Agreement. The following additional terms shall have the following meanings:

A.	“Cause” means: (1) gross negligence or gross neglect of duties; (2) commission of a felony or of a gross misdemeanor involving moral turpitude; or (3) fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Insured’s employment and resulting in an adverse effect on the Bank.

B.	“Disability” or “Disabled” means (1) the Insured is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (2) the Insured is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits of not less than three months under an accident and health plan covering employees of the Bank. Upon request of the Bank, the Bank may require the Insured to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

C.	“Normal Retirement” shall mean retirement from service with the Bank upon the Insured attaining age 65 or at such later date as the Insured may actually retire.

II.	POLICY TITLE AND OWNERSHIP

Title and all incidents of ownership shall reside in the Bank. The Bank shall be the direct beneficiary of an amount of death proceeds equal to the greater of (a) the cash surrender value of the policy, (b) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the Insurer, or (c) the total death proceeds of the policy minus the Insured’s interest in the death proceeds as set forth in Paragraph VI. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. When the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 for executives or its equivalent.

VI.	INSURED’S INTEREST IN DEATH PROCEEDS

Subject to Paragraphs II, VII, and IX herein, the Insured’s interest in the death proceeds in the policy is as follows:

A.	In the event of the Insured’s death: (i) while employed by the Bank, (ii) on or after termination of employment from the Bank due to Disability or upon a Change of Control, or (iii) on or after termination of employment from the Bank without Cause, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount of death proceeds equal to $1,556,010.

B.	In the event of the Insured’s death on or after Normal Retirement, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount of death proceeds equal to $1,556,010.

C.	Except as otherwise provided under subparagraphs VIA and VIB, the Insured shall not have any interest in any death proceeds under the policy.

D.	The Bank shall be entitled to the remainder of such proceeds, but in no event shall the Bank’s interest in the proceeds be less than the amount set forth in Paragraph II.

E.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s total account value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such account value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

A.	This Agreement shall terminate upon the occurrence of any one of the following:

i.	The Insured shall be discharged from employment with the Bank for Cause.

ii.	The Insured entering into “competition” with the Bank at any time after his employment is terminated for any reason, or for Cause. Notwithstanding the previous sentence, the provisions of this subparagraph shall not apply if the Insured is terminated after a Change in Control (as defined in subparagraph IXB) for reasons other than Cause. For purposes of this subparagraph, “competition” shall mean the Insured, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a twenty-five mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank, for a period of two years following the Insured’s termination of employment with the Bank.

iii.	Surrender, lapse, or other termination of the policy by the Bank.

iv.	Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

B.	Change of Control.

i.	“Change of Control” for purposes of this Agreement shall mean a change of control as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and guidance of general application issued there under by the Department of Treasury.

ii	Upon a Change of Control, if the Insured’s employment is subsequently terminated, except for Cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Split Dollar Agreement shall be the Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Death Claim Procedures.

Claim forms or claim information as to the policy can be obtained by contacting MMB Consulting, LLC (804-762-7036). When the Named Fiduciary has a claim which may be covered under the provisions described in the policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

E.	Claims and Review Procedure.

i.

Claims Procedure. The Bank shall notify any person that makes a claim under this Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

ii.	Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

XIII.	NUMBER AND GENDER

Whenever in this Agreement words are used in the singular, they shall be read and construed as in the plural, whenever they should so apply. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.	AMENDMENT OR REVOCATION

During the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank. The Bank may amend this Agreement to the extent such amendment is, in the judgment of the Bank’s outside legal counsel, necessary to conform the Agreement to the requirements of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and guidance of general application issued there under by the Department of Treasury.

XVI.	EFFECTIVE DATE

The Effective Date of this Agreement shall be May 12, 2011.

XVII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

Executed at First Capital Bank, this 12th day of May, 2011.

FIRST CAPITAL BANK

By: /s/ William W. Ranson
Witness

Senior Vice President & CFO
Title

/s/ Robert G. Watts, Jr.
Witness	Insured – Robert G. Watts, Jr.